Exhibit 10.c

DPL INC.

PARTICIPATION AGREEMENT

This PARTICIPATION AGREEMENT (“Agreement”) is entered into this 14th day of May, 2010 (the “Effective Date”) among DPL Inc., an Ohio corporation (“DPL”), The Dayton Power and Light Company, an Ohio corporation (“DP&L”) (collectively, the “Company”), and Kevin W. Crawford (“Executive”).

WHEREAS, DPL has an executive compensation program (the “Program”), generally effective as of January 1, 2006;

WHEREAS, the Program provides benefits pursuant to the following plans which have been approved by the Compensation Committee of the Board of Directors of the Company (the “Committee”) and adopted by the Board of Directors of the Company (the “Board”): the DPL Inc. Severance Pay and Change of Control Plan, the DPL Inc. Supplemental Executive Defined Contribution Retirement Plan, the DPL Inc. 2006 Equity and Performance Incentive Plan, the DPL Inc. Executive Incentive Compensation Plan (the “EICP”), the DPL Inc. 2006 Deferred Compensation Plan for Executives and the DPL Inc. Pension Restoration Plan (collectively, the “Plans”);

WHEREAS, Executive’s participation in the Plans and eligibility for the benefits provided thereunder requires execution of this Agreement; and

WHEREAS, the Company desires to provide Executive benefits in addition to those provided by the Program, as described herein.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive agrees as follows:

1.             Effective Date.  This Agreement is effective on the Effective Date and will continue in effect as provided herein.

2.             Participation in the Plans.  The Company confirms that Executive has been designated by the Committee and the Board to participate in each of the Plans pursuant to the terms thereof contingent on his execution of this Agreement.  The Company and the Executive agree that, in light of the Board’s modification of excise tax eligibility under the Severance and Change of Control Plan, as a participant in the Severance and Change of Control Plan prior to January 1, 2009, the Executive will continue to be eligible to receive excise tax gross-ups under the Severance and Change of Control Plan.  The Executive is eligible to receive additional benefits as such are provided to other similarly situated employees of the Company from time to time.

3.             Remaining Rights.  Notwithstanding the terms of Section 2, Executive and Company hereby agree that nothing in this Agreement negates or diminishes the Executive’s right (a) to receive cash payouts under any stock incentive units awarded under the DP&L Management Stock Incentive Plan, as described in and subject to the terms and conditions contained in the Letter between DPL and Executive dated April 27, 2001, a copy of which is attached as Exhibit A.

The Company and Executive further agree that, upon execution of this Participation Agreement, the Participation Agreement between the Company and Executive dated August 30, 2007, which granted Executive rights under the Company’s Severance and Change of Control Plan, shall be null and void and have no further effect and that any other rights the Executive had or was eligible to receive or potentially receive under the previous Participation Plan shall be forever waived.

3.             Perquisite Allowance.  By executing this Agreement, Executive shall be entitled to receive a perquisite allowance in the amount of $20,000 per year (the “Perquisite Allowance”), for each year that (a) Executive remains designated by the Committee as eligible to receive the Perquisite Allowance and (b) DPL continues to make the Perquisite Allowance available to executive-level employees of the Company.  Executive has been designated by the Committee as eligible to receive the Perquisite Allowance for 2010.  The Perquisite Allowance for 2010 shall be paid as soon as practicable after the execution of this Participation Agreement.  The Perquisite Allowance for years after 2010 shall be paid to Executive as soon as practicable after the Committee designates Executive as eligible to receive the Perquisite Allowance for that year.  The Perquisite Allowance will not be deemed “compensation,” as that term is defined under any of the Plans, nor under any other plan, practice, program or policy of the Company or any of its affiliates, as in effect from time to time.

4.             Non-Solicitation.  As a condition to his eligibility to participate in the Program, Executive hereby agrees that during his employment and for a period of two years following his termination of employment with the Company, Executive will not (a) solicit for employment with himself or any firm or entity with which he is associated, any employee of the Company, its subsidiaries or affiliates, or otherwise disrupt, impair, damage or interfere with the Company’s, its subsidiaries’ or affiliates’ relationships with their employees or (b) solicit for Executive’s own behalf or on behalf of any other person(s), any retail customer of the Company, its subsidiaries or affiliates, that has purchased products or services from the Company, its subsidiaries or affiliates, at any time (i) with respect to solicitation during employment, during the Executive’s employment or (ii) with respect to solicitation after termination of employment, in the twelve months preceding the date on which Executive’s employment with the Company, its subsidiaries or affiliates is terminated or that the Company, its subsidiaries or affiliates are actively soliciting or have known plans to solicit, for the purpose of marketing or distributing any product, pricing or service competitive with any product, pricing or service then offered by the Company, its subsidiaries or affiliates or which the Company, its subsidiaries or affiliates have known plans to offer.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

DPL INC. and
THE DAYTON POWER AND LIGHT COMPANY

By:
Paul M. Barbas
President and Chief Executive Officer

Kevin W. Crawford

Exhibit A

Crawford SIU Letter Agreement, dated April 27, 2001

Allen M. Hill

President and

Chief Executive Officer

(937) 259-7205

April 27, 2001

Kevin W. Crawford

DPL Inc.

Dear Kevin:

Congratulations! The Management SIU program which you participated in ended December 31, 2000. Your total awards, with accrued dividends, is 14,485 SIU’s.

In accordance with the program, SIU’s which have vested will be paid, in cash, in the year in which they vest. Payments will occur on July 15 of each payout year and will be based on the average of the last closing price of the previous three months. Attached is your vesting schedule indicating the timing and amounts of your vested SIU’s.

All program requirements and criteria, including your continuance as an employee, remain effective.

Again, congratulations!

Sincerely,

DPL Inc. • P.O. Box 8815 • Dayton, Ohio 45401

THE DAYTON POWER & LIGHT COMPANY

Management SIU Program

Vesting Schedule

Crawford, Kevin W.

Award		Vested Awards
Year	SIU	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	Total
1995	0	0	0	0	0	0						0
1996	1,350		270	270	270	270	270					1,350
1997	3,000			600	600	600	600	600				3,000
1998	3,000				600	600	600	600	600			3,000
1999	3,000					600	600	600	600	600		3,000
2000	3,000						600	600	600	600	600	3,000
Dividends	1,135	0	23	74	125	176	227	204	153	102	51	1,135

Total	14,485	0	293	944	1,595	2,246	2,897	2,604	1,953	1,302	651	14,485